Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF TENAX THERAPEUTICS, INC.

PURSUANT TO SECTION 242 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Tenax Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Tenax Therapeutics, Inc., resolutions were duly adopted approving a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution adopted by the Board of Directors stating the proposed amendment is as follows:

RESOLVED, The Certificate of Incorporation of the corporation be amended by adding the following paragraph to ARTICLE IV thereof:

J. The issued and outstanding Common Stock of the corporation, $0.0001 par value, shall, at 5:00 p.m., Eastern Standard Time, on February 23, 2018 (the “2018 Effective Time”), be deemed to be “reverse stock split,” and in furtherance thereof, there shall, after the 2018 Effective Time, be deemed to be issued and outstanding one (1) share of the Common Stock of the Corporation for and instead of each twenty (20) shares of the Common Stock of the Corporation issued and outstanding immediately prior to the 2018 Effective Time. To the extent that any stockholder shall be deemed after the 2018 Effective Time as a result of this Amendment to own a fractional share of Common Stock, such fractional share shall be deemed to be one whole share. Each stockholder as of the 2018 Effective Time shall be entitled to receive from the Corporation’s transfer agent a certificate representing the number of shares of the Common Stock to which such stockholder is entitled hereunder upon delivery to the Corporation’s transfer agent of a certificate or certificates representing the number of shares owned by such stockholder as of the 2018 Effective Time.

SECOND: That pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the corporation’s number of shares of authorized capital stock of all classes, and the par value thereof, shall not be changed or affected under or by reason of said amendment.

FIFTH: That said amendment shall be effective at 5:00 p.m., Eastern Standard Time, on February 23, 2018.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of February, 2018.

TENAX THERAPEUTICS, INC.

By: /s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer and Interim Chief Executive Officer